                                                   Registration No. 333-________



                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             STORAGENETWORKS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                      04-3436145
(State or Other Jurisdiction of                       (I.R.S. Employer
Incorporation or Organization)                        Identification Number)

100 Fifth Avenue, Waltham, Massachusetts                 02451
(Address of Principal Executive Offices)                (Zip Code)

                AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN
                                2000 STOCK PLAN
                    2000 NON-EMPLOYEE DIRECTOR OPTION PLAN
                       2000 EMPLOYEE STOCK PURCHASE PLAN
                           (Full Title of the Plan)

                                 Dean J. Breda
                              Vice President and
                                General Counsel
                             StorageNetworks, Inc.
                               100 Fifth Avenue
                               Waltham, MA 02451
                    (Name and Address of Agent for Service)

                                (781) 434-6700
         (Telephone Number, Including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                          Proposed         Proposed
                                                          Maximum          Maximum
                                            Amount        Offering         Aggregate         Amount of
                                            to be           Price           Offering       Registration
Title of Securities to be Registered      Registered      Per Share          Price              Fee
------------------------------------      ----------      ---------          -----              ---
--------------------------------------------------------------------------------------------------------
                                          1,724,000    $   0.025(1)    $     43,100(1)     $     11.38
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                          1,175,500    $    0.05(1)    $     58,775(1)     $     15.52
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                          662,625      $    0.15(1)    $     99,394(1)     $     26.24
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                          2,914,750    $    0.25(1)    $    728,688(1)     $    192.37
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                          777,000      $    0.50(1)    $    388,500(1)     $    102.56
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                         1,611,500     $    3.00(1)    $  4,834,500(1)     $  1,276.31
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                          817,200      $    8.00(1)    $  6,537,600(1)     $  1,725.93
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                        1,570,556      $   17.00(1)    $ 26,699,452(1)     $  7,048.66
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                            4,000      $   23.00(1)    $     92,000(1)     $     24.29
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                           207,350     $   84.50(1)    $ 17,521,075(1)     $  4,625.56
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                            2,000      $  88.375(1)    $    176,750(1)     $     46.66
Common Stock ($.01 par value)              shares
--------------------------------------------------------------------------------------------------------
                                           2,500       $   92.00(1)    $    230,000(1)     $     60.72
Common Stock ($.01 par value)             shares
--------------------------------------------------------------------------------------------------------
                                          21,250       $   98.00(1)    $  2,082,500(1)     $    549.78
Common Stock ($.01 par value)             shares
--------------------------------------------------------------------------------------------------------
                                          13,100       $  103.25(1)    $  1,352,575(1)     $    357.08
Common Stock ($.01 par value)             shares
--------------------------------------------------------------------------------------------------------
                                           2,000       $ 115.125(1)    $    230,250(1)     $     60.79
Common Stock ($.01 par value)             shares
--------------------------------------------------------------------------------------------------------
                                          30,500       $   68.52(1)    $  2,089,860(1)     $    551.72
Common Stock ($.01 par value)             shares
--------------------------------------------------------------------------------------------------------
                                        12,784,169     $  66.625(2)    $851,745,260(2)     $224,860.75
Common Stock ($.01 par value)             shares
--------------------------------------------------------------------------------------------------------
Totals                                 24,320,000(3)      -------      $914,910,278        $241,536.31
--------------------------------------------------------------------------------------------------------

(1) Such shares are issuable upon the exercise of outstanding options with fixed exercises prices. Pursuant to Rule 457(h)(1), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the Nasdaq National Market System on October 11, 2000, a date within five (5) business days of the filing of this Registration Statement.
(3) Consists of (i) 10,920,000 shares issued or issuable under the Registrant's Amended and Restated 1998 Stock Incentive Plan, 12,000,000 shares issued or issuable under the Registrant's 2000 Stock Plan, 1,000,000 shares issuable under the 2000 Employee Stock Purchase Plan and 400,000 shares issuable under the 2000 Non-Employee Director Option Plan.

  PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information required by Part I is included in documents sent or given to participants in StorageNetworks, Inc.'s (the "Registrant") Amended and Restated 1998 Stock Incentive Plan, 2000 Stock Plan, 2000 Non-employee Director Option Plan and 2000 Employee Stock Purchase Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference
              ---------------------------------------

          The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents filed with the Commission are hereby incorporated by reference into this Registration
Statement:

          (1) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

          (3) The description of the common stock of the Registrant, $.01 par value per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.  Description of Securities
              -------------------------

              Not applicable.

     Item 5.  Interests of Named Experts and Counsel
              --------------------------------------

              Not applicable.

     Item 6.  Indemnification of Directors and Officers
              -----------------------------------------

              The Registrant's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

              The Registrant's Restated Certificate of Incorporation also provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the

Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

          As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

          The Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that Registrant may enter into agreements with officers, directors and other persons serving the Registrant providing for indemnification rights and procedures different from those set forth in the Registrant's Restated Certificate of Incorporation.

          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

              The Registrant maintains directors' and officers' liability insurance coverage that insures the Registrant's directors and officers against certain liabilities.

     Item 7.  Exemption from Registration Claimed
              -----------------------------------

              Not applicable.

     Item 8.  Exhibits
              --------

              The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


     Item 9.  Undertakings
              ------------

              1.  The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on October 17, 2000.

                              STORAGENETWORKS, INC.

                              By: /s/ Dean J. Breda
                                  ----------------------------------
                                  Dean J. Breda
                                  Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                                       Title                  Date
   ---------                                       -----                  ----
      *                                Chief Executive Officer,       October 17, 2000
-------------------------------------  President and Chairman of
Peter W. Bell                          the Board (Principal
                                       Executive Officer)

 /s/ Paul C. Flanagan                  Chief Financial Officer and    October 17, 2000
-------------------------------------  Treasurer (Principal
Paul C. Flanagan                       Financial and Accounting
                                       Officer)

     *                                 Director                       October 17, 2000
-------------------------------------
William D. Miller

     *                                 Director                       October 17, 2000
-------------------------------------
Randall A. Blumenthal


_____________________________________  Director                       October 17, 2000
Thomas J. Casey


     *                                 Director                       October 17, 2000
-------------------------------------
Robert E. Davoli


     *                                 Director                       October 17, 2000
-------------------------------------
Harold R. Dixon

     *                                 Director               October 17, 2000
-------------------------------------
Stephen J. Gaal


     *                                 Director               October 17, 2000
-------------------------------------
Michael D. Lambert


     *                                 Director               October 17, 2000
-------------------------------------
Roger M. Marino


     *                                 Director               October 17, 2000
-------------------------------------
William T. Schleyer


 *By:   /s/ Dean J. Breda
------------------------------
          Dean J. Breda
          Attorney-in-fact



                                 EXHIBIT INDEX

Exhibit
 Number                  Description
--------                 -----------

 4.1 (1)   Amended and Restated Certificate of Incorporation of the Registrant

 4.2       Amended and Restated By-Laws of the Registrant

  4.3 (1)  Specimen Certificate for Common Stock of the Registrant

  5        Opinion of Hale and Dorr LLP

 23.1      Consent of Hale and Dorr LLP (included in Exhibit 5)

 23.2      Consent of Ernst & Young LLP

 24        Power of Attorney


(1) Incorporated herein by reference from the Registrant's Registration Statement on Form S-1, as amended (File No. 333-31430).